As filed with the Securities and Exchange Commission on August 28, 2009.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

CAREFUSION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-4123274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3750 Torrey View Court San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

CareFusion Corporation

2009 Long-Term Incentive Plan

(Full Title of the Plan)

Joan Stafslien

EVP, General Counsel and Secretary

CareFusion Corporation

3750 Torrey View Court

San Diego, California 92130

858-617-2000

(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Shares of Common Stock, par value $0.01 per share	35,981,648	$18.10	$651,267,829	$36,341

(1)	Pursuant to Rule 416 of the Securities Act of 1933, referred to as the Securities Act, this registration statement also covers such additional shares of common stock, par value $0.01 per share, referred to as the Common Shares, of CareFusion Corporation, referred to as the Registrant, as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2009 Long-Term Incentive Plan, referred to as the Plan. We are registering 35,981,648 shares of the 40,000,000 shares to be registered under the Plan as we already registered 4,018,352 on Form S-1 filed July 23, 2009, as amended August 7, 2009.
(2)	Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(h) of the General Rules and Regulations under the Securities Act, based on the “when issued” closing price on August 26, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission, referred to as the Commission, are incorporated herein by reference:

(a)	The Registrant’s registration statement on Form 10 (Commission File No. 001-34273) initially filed on March 31, 2009, as amended by Amendment No. 1 on May 14, 2009, Amendment No. 2 on June 9, 2009, Amendment No. 3 on June 25, 2009, Amendment No. 4 on July 7, 2009, Amendment No. 5 on July 8, 2009, and Amendment No. 6 on July 22, 2009 under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act;

(b)	The Registrant’s Current Report on Form 8-K (Commission File No. 001-34273) filed on July 28, 2009; and

(c)	The description of the Common Stock contained in the Registrant’s Information Statement, filed as exhibit 99.1 to the registration statement on Form 10 dated July 22, 2009, as amended by Amendment No. 6 (Commission File No. 001-34273), including any amendment or report file for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.

The Registrant’s certificate of incorporation and by-laws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act. The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith. The premiums for such insurance are paid by the Registrant.

Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an officer or director of the Registrant, to the fullest extent permitted under applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 filed August 28, 2009)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-8 filed August 28, 2009)

5.1*	Opinion of Counsel

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Counsel (Included in Exhibit 5.1)

99.1*	CareFusion Corporation 2009 Long-Term Incentive Plan

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 27, 2009.

CAREFUSION CORPORATION

By:	/s/ David L. Schlotterbeck
Name:	David L. Schlotterbeck
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Edward Borkowski and Joan Stafslien, or either of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 27, 2009.

Signature	Title

/s/ David L. Schlotterbeck David L. Schlotterbeck	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Edward Borkowski Edward Borkowski	Chief Financial Officer (Principal Financial Officer)

/s/ Jean Maschal Jean Maschal	Chief Accounting Officer (Principal Accounting Officer)

/s/ Philip L. Francis Philip L. Francis	Director

/s/ J. Michael Losh J. Michael Losh	Director

/s/ Michael D. O’Halleran Michael D. O’Halleran	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-8 filed August 28, 2009)

4.2	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Form S-8 filed August 28, 2009)

5.1*	Opinion of Jones Day

23.1*	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Counsel (Included in Exhibit 5.1)

99.1*	CareFusion Corporation 2009 Long-Term Incentive Plan

*	Filed herewith.